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                                                                     EXHIBIT 11


                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 44 to the registration statement on Form N-1A (the
"Registration Statement") of our report dated October 29, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of Berger Growth and Income Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Condensed Financial Information" in the Prospectus and under the heading "Additional Information" in the Statement of Additional Information.


Price Waterhouse LLP

Denver, Colorado
October 29, 1996